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                                                                  EXHIBIT 2.2
                            ASSET PURCHASE AGREEMENT


                 THIS AGREEMENT, MADE AND ENTERED INTO ON THE 28TH DAY OF DECEMBER 1995, BY AND BETWEEN MAIL-AWAY CORPORATION, a Delaware corporation, of 4321 Delemere Court, Royal Oak, Michigan 48073-1809 ("Seller"), and LASON SYSTEMS, INC., a Delaware corporation, of 28400 Schoolcraft Road, Livonia, Michigan 48150 ("Buyer"), shall become effective on January 1, 1996.


                               R E C I T A L S :

                 The following is a recital of the facts underlying this
Agreement:

                 A. Seller is engaged in the business of providing overnight and priority mail creation and distribution services to numerous corporations (the "Business").

                 B. Buyer desires to purchase, and Seller desires to sell to Buyer, certain of the assets of Seller used in connection with the Business pursuant to the terms and subject to the conditions of this Agreement. Collectively, those assets are more particularly described in Paragraph 1 hereof as the "Purchased Assets."


                             A G R E E M E N T S :

                 NOW, THEREFORE, in consideration of the above-recitals and the terms and conditions set forth in this Agreement, and for other valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:


                        1.  PURCHASE AND SALE OF ASSETS

                 1. ASSETS PURCHASED. Seller hereby sells, assigns, conveys, transfers, sets over, and delivers to Buyer all of Seller's right, title and interest in and to the following assets (the "Purchased Assets"):

                          1.1 Various items of machinery and equipment used in connection with the Business (the "Equipment"), which Equipment is listed on Schedule 1.1.

                          1.2 All rights existing under contracts, leases, insurance policies, licenses, permits, supply and distribution arrangements, employment and consulting agreements, consignment arrangements, warranties, consents, and all other agreements, arrangements and understandings. All of Buyer's contracts are listed on Schedule 1.2 (the "Contracts").


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                          1.3     All of Seller's right, title, benefit, and
         interest in and to, direct or indirect ownership, license, use, control (in whole or in part) of, inventions, discoveries, improvements, designs, prototypes, trade secrets, trademarks, copyrights, patents, software, software enhancements, manufacturing and engineering drawings, process sheets, specifications, bills of material, formulae and secret and confidential processes, know-how, technology, and other industrial property (whether patentable or unpatentable) related to or, in any way, used in connection with the Business (the "Intellectual Property"), which Intellectual Property is listed on Schedule 1.3.

                          1.4 The full benefit of any and all purchase orders placed with and accepted by Seller on or before the date hereof that have not been completely performed or filled before the date hereof (i.e., Seller's work in process), covering the purchase from Seller of services to be supplied by Seller (the "Commitments"), which Commitments are listed on Schedule 1.4.

                          1.5 All office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind wherever located, including all property of any kind located in any building, warehouse, office, or other space leased, owned, or occupied by the Seller (the "Inventory"), which Inventory is listed on Schedule 1.5.

                          1.6     All advertising, marketing and promotional
                            materials, and all other printed or written materials.

                          1.7 The names "Mail-Away Corporation" and "First Class Mail," any assumed names of Seller, and all derivatives thereof.

                          1.8 All records and lists that pertain directly or indirectly, in whole or in part, to any one or more of the following: Seller's customers, suppliers, advertising, promotional material, sales, services, delivery, internal organization, employees, and/or operations, as relate to the Business.

                          1.9 All transferable local, state, and federal franchises, licenses, bonds, permits, and similar items pertaining to the Business and/or the Purchased Assets.

                          1.10    All goodwill associated with the Business.

                          1.11 All raw materials of Seller related to or, in any way, used in connection with the Business and/or the Purchased Assets.

                          1.12 Except as specified in Section 2.1 below, all other property owned by Seller, or in which it has an interest, on the date of closing of the transaction contemplated herein (the "Closing Date").





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                             2. LIABILITIES ASSUMED

                 2.1 NO ASSUMPTION OF LIABILITIES. Seller acknowledges and agrees that Buyer assumes no liabilities of Seller whatsoever, whether accrued, absolute, contingent, known, unknown, or otherwise. Seller is to retain all of its accounts receivable and its cash, cash equivalents and amounts held on deposit and shall, therefore, be solely responsible for the payment of all of its liabilities, as aforesaid.


                    3.  PURCHASE PRICE FOR PURCHASED ASSETS

                 3.1 THE PURCHASE PRICE. The purchase price which is to be paid by Buyer to Seller for the Purchased Assets (the "Purchase Price") is Three Hundred Seventy Five Thousand ($375,000) Dollars. Seller agrees that Buyer shall have the right to pay those amounts necessary to discharge certain Specified Liabilities directly to the affected creditors as set forth in
Section 3.2 below. Seller also agrees that the Purchase Price shall be offset by Thirty Thousand ($30,000) Dollars which is the amount of an advance made to Seller by Buyer pursuant to a letter agreement dated December 13, 1995 (the "Advance"). After payment of the Specified Liabilities and the Advance the balance of the Purchase Price shall be paid to Seller.

                 3.2 CLOSING METHODOLOGY. Buyer and Seller agree that the transaction contemplated herein will be closed in accordance with the following protocol:

                 (a) The Closing Date shall be December 28, 1995 subject to satisfaction of the conditions precedent to closing set forth in Article V hereof.

                 (b) On the Closing Date, the Purchase Price will be deposited into escrow with Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C. ("SKG"), Buyer's attorneys, along with the closing documents pursuant to an escrow agreement which is to be delivered on that date (the "Escrow Agreement"). The Escrow Agreement shall, inter alia, authorize SKG to pay the Specified Liabilities directly to the creditors of Seller which hold such Specified Liabilities in exchange for duly executed UCC Termination Statements and/or other releases as deemed necessary by SKG in its sole, absolute, and exclusive discretion. When all of the Specified Liabilities have been paid as aforesaid, the balance of the Purchase Price shall be remitted to Seller.

                 (c) For the purposes hereof, the term "Specified Liability" or "Specified Liabilities" shall mean those certain liabilities listed on Schedule 3.2 hereof.

                 (d) Seller shall have until the close of business on January 31, 1996 (the "Settlement Date") to settle all of the Specified Liabilities on terms satisfactory to it. In the event that all of such Specified Liabilities are not paid by the Settlement Date, SKG shall be authorized to pay such





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                          Specified Liabilities directly from escrow on terms
                          satisfactory to SKG in its sole, absolute, and exclusive discretion.

                 (e) Notwithstanding the foregoing, neither Buyer or SKG shall have the authority to settle the unsecured claims of David Hamilton and the Envelope Printery (as listed as No. 7 of Schedule 3.2) without the approval of Seller. However, until such time as that Specified Liability is paid and released the balance of the Purchase Price shall remain in escrow.

                 (f) Upon payment of all of the Specified Liabilities, the balance of the Purchase Price shall be paid to Seller by SKG with the closing documents being released to the parties as well, as aforesaid.

                 3.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in accordance with attached
Schedule 3.3, which shall be mutually agreeable to Buyer and Seller. Buyer and Seller agree to file duplicate IRS Forms 8594, with an allocation of the Purchase Price in accordance with this Section 3.3, and to file all other returns and reports in a manner consistent with the allocations in this Section.


                                 4.  COVENANTS

                 4.1 EMPLOYMENT AGREEMENTS. On the Closing Date, Buyer shall execute and deliver the Employment Agreement between Buyer and Demyanovich in the form of the attached Schedule 4.1.

                 4.2 DELIVERY FREE OF ENCUMBRANCES. Seller shall deliver good title to the Purchased Assets free and clear of all mortgages, liens, claims, demands, charges, options, equity interests, leases, tenancies, easements, pledges, security interests, and other encumbrances, including, but not limited to, the Specified Liabilities (the "Encumbrances").


                              5.  CLOSING MATTERS

                 5.1 DOCUMENTS TO BE DELIVERED AT CLOSING. The following documents shall be delivered by Seller (or applicable third parties) to Buyer on the Closing Date (it being agreed that delivery of all of the foregoing in form and content satisfactory to Buyer shall be a condition precedent to Buyer's obligation to close hereunder):

                          5.1.1 INSTRUMENTS OF TRANSFER, ETC. Seller shall deliver to Buyer all bills of sale, general instruments of transfer, conveyances, assurances, transfers, assignments, approvals, consents, and any other instruments and documents containing the usual and customary covenants and warranties of title that are consistent with the requirements of Section 4.2 hereof and that shall be convenient, necessary, or reasonably required by





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         Buyer to effectively transfer the Purchased Assets to Buyer with good title, free and clear of all Encumbrances, in the form of the attached
         Schedule 5.1.1.

                          5.1.2 LIEN AND LITIGATION SEARCHES. Buyer shall receive UCC lien searches and litigation searches in form and content satisfactory to Buyer.

                          5.1.3 CONSENTS. Buyer shall receive, in writing, all consents and estoppels relating to the Business and/or the Purchased Assets which it determines are necessary or desirable to consummate or to facilitate consummation of the transaction contemplated herein and any related transactions, including, but not limited to, the consent of certain of Seller's customers as listed on the attached Schedule 5.1.3.a. The form of such consent is set forth on Schedule 5.1.3.b.

                          5.1.4 EMPLOYMENT AGREEMENT. Buyer shall receive a fully executed employment agreement in the form of the attached
         Schedule 4.1.

                          5.1.5 OTHER DOCUMENTS AND INSTRUMENTS. Buyer shall receive from Seller at closing such other documents and instruments relating to the Buyer as it reasonably requests.

                          5.1.6 APPROVALS BY BUYER'S COUNSEL. Buyer's counsel shall reasonably approve all legal matters and the form and substance of all documents that Buyer or Seller is to deliver at the Closing.

                          5.1.7 OPINION OF COUNSEL.  An opinion of Arslanian,
Pugh and Suo, P.C., legal counsel for the Seller, with respect to the matters set forth in Schedule 5.1.7 addressed to the Buyer, which opinion will be dated the Closing Date and will be in form satisfactory to Buyer's legal counsel.

                          5.1.8 RESOLUTION.  A copy of a resolution duly
adopted by the Seller's Board of Directors authorizing Seller's execution, delivery, and performance of this Agreement and the consummation of the sale of the Purchased Assets and all other transactions contemplated by this Agreement, as in effect as of the date of closing, certified by an officer of the Seller.

                          5.1.9.  TAX CLEARANCE/RELEASES.   Tax clearances
issued by the requisite department of the State of Michigan and Releases from the creditors which are owed the Specified Liabilities. Notwithstanding the foregoing, if Buyer does not receive Releases from every creditor, it may, in its sole, absolute, and exclusive discretion, elect to close with Seller pursuant to the provisions of Section 3.2 above.

                          5.1.10. INCUMBENCY CERTIFICATE.  An Incumbency
Certificate signed by an officer of the Seller.

                 5.2 CERTAIN CLOSING EXPENSES. Seller shall be liable for any charges properly payable on and in connection with Seller's conveyance and transfer of the Purchased Assets to Buyer. Such charges, if any, shall be deducted from the Purchase Price.





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                 5.3      FURTHER ASSURANCES.  Seller shall cooperate with and
assist Buyer with the sale of the Purchased Assets under this Agreement and shall take all other reasonable actions to assure that the Purchased Assets and the Business are smoothly transferred to Buyer. In the event that a document of sale or transfer is required by Buyer and was not obtained at closing, from time to time after the Closing Date, Seller shall, at the request of Buyer, execute and deliver such additional conveyances, transfers, documents, instruments, assignments, applications, certifications, papers, and other assurances as are determined necessary by counsel for Buyer in order to effectively carry out the intent of this Agreement and to sell and transfer the Purchased Assets and the Business to Buyer.


         6.  SELLER'S AND DEMYANOVICH'S REPRESENTATIONS AND WARRANTIES

                 Seller and Demyanovich, jointly and severally, represent and warrant the following to Buyer (and acknowledge and confirm that Buyer is relying on these representations and warranties in entering into this Agreement and that full, fair, and adequate consideration as described in this Agreement has been received therefor):

                 6.1 RECITALS ACCURATE. All of the recitals set forth in this Agreement are accurate.

                 6.2 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and Seller has all requisite power and authority (corporate and otherwise) to own its properties and conduct its business as it is now being conducted. Except with respect to doing business in Michigan, the nature of the Business and the character of the Purchased Assets Seller owns or leases do not make the licensing or qualification of Seller as a foreign corporation necessary under the laws of any other jurisdiction. Seller has not used or assumed any other name in connection with the conduct of its business during the last five years.

                 6.3 AUTHORIZATION. Seller has all requisite power and authority, (a) to execute, deliver, and perform this Agreement, and (b) to consummate the transactions contemplated under this Agreement. Seller has taken all necessary corporate action (including the approval of its board of directors and shareholders) to approve the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated in this Agreement. This Agreement is the legal, valid, and binding obligation of Seller, enforceable against it in accordance with the Agreement's particular terms.

                 6.4      EXISTING AGREEMENTS AND GOVERNMENTAL APPROVALS.

                 (a) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated therein: (i) do not and will not violate any provisions of law applicable to Seller, the Business, or the Purchased Assets; (ii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time





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                          or both) of Seller's Articles of Incorporation,
                          Bylaws, or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree relating to the Business to which Seller is a party or by which Seller or any of the Purchased Assets are bound; and (iii) do not and will not result in the creation of any encumbrance on the Purchased Assets.

                 (b) Except for the required consents of those persons set forth in Schedule 5.1.3.a, no approval, authority, or consent of, or filing by Seller with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary (i) to authorize the execution and delivery of this Agreement by Seller, (ii) to authorize the consummation of the transactions contemplated by this Agreement by Seller, or (iii) to continue Buyer's use and operation of the Purchased Assets after the date hereof.

                 6.5 NO SUBSIDIARIES. Seller has no subsidiaries and does not directly or indirectly own any interest or have any investment in any other corporation, partnership, or other entity.

                 6.6 NO INSOLVENCY. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties is pending or, to the Best Knowledge of Seller, threatened. Seller has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. For the purposes of this Agreement, the phrase "Best Knowledge" of Seller, or words of similar import, mean such knowledge as any of the parties providing warranties hereunder would have after due inquiry into the matter in question.

                 6.7 PERMITS AND LICENSES. Seller has all necessary permits, certificates, licenses, approvals, consents, and other authorizations required to carry on and conduct the Business and to own, lease, use, and operate the Purchased Assets at the places and in the manner in which the Business is conducted, all of which to the extent transferable shall be transferred or assigned to Buyer concurrent herewith, without expense to Buyer.

                 6.8 FINANCIAL STATEMENTS. Seller has delivered to Buyer certain financial information relative to the operation of the Business as provided in Schedule 6.8 attached hereto and made a part hereof (the "Financial Information"). The Financial Information fairly and accurately presents Seller's financial position as of the dates indicated and the results of its operations as of the dates indicated and for the periods covered thereby, are true and correct in all material respects, and accurately and fairly reflect Seller's Business for a typical period of time. There were no items of income or expense in the Financial Information that are unusual or of a nonrecurring nature. Seller's books, records, and work papers are complete and correct; have been maintained on an accrual basis in accordance with GAAP; and accurately reflect Seller's financial condition and the results of Seller's operations.





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                 6.9      NO UNDISCLOSED LIABILITIES.  Except as set forth in
Schedule 6.9, there are no other liabilities related to the Business and/or the Purchased Assets whether accrued, absolute, contingent, or otherwise which are the responsibility and obligation of Seller but which will become the responsibility or obligation of Buyer (including all applicable taxes (federal, state, and local) and any postage deposits), and there exists no fact or circumstance that could give rise to any such liabilities or obligations in the future.

                 6.10 CONDUCT OF BUSINESS. As relates to the Business, since the date on which Buyer's due diligence review of Seller began, Seller has not:

                 (a) Entered into, materially amended, or terminated any contract, license, lease, commitment, or permit.

                 (b)      Experienced any labor disturbance.

                 (c) Incurred or become subject to any obligation or liability (absolute, accrued, contingent, or otherwise), except in the ordinary course of business consistent with past practices.

                 (d) Mortgaged, pledged, or subjected any of the Purchased Assets to any encumbrance.

                 (e) Sold, transferred, or agreed to sell or transfer any asset, property, or business; cancelled or agreed to cancel any debt or claim; or waived any right.

                 (f)      Disposed of or permitted to lapse any Intellectual
                          Property.

                 (g) Experienced any material damage, destruction, or loss (whether or not covered by insurance) affecting its properties, assets, or Business.

                 (h)      Failed to regularly maintain or repair the Purchased
                          Assets.

                 (i) Entered into any other transaction other than in the ordinary course of business consistent with past practices.

                 (j)      Agreed or committed to do any of the foregoing.

                 6.11 NO ADVERSE CHANGES. With respect to the Business, since the date in which Buyer's due diligence review of Seller began, there has not been any occurrence, condition, or development that has adversely affected, or is likely to adversely affect, Seller, its prospects, its condition (financial or otherwise), its affairs, its operations, or the Purchased Assets.





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                 6.12     EMPLOYEE BENEFIT PLANS.  Seller does not maintain or
offer any pension plan or welfare benefit plan as those terms are defined in the Employee Retirement Income Security Act ("ERISA").

                 6.13 MATERIAL CONTRACTS. Except for the Contracts and Commitments listed in Schedules 1.2 and 1.4, Seller is not a party to nor bound by any agreement or commitment that affects the Business or the Purchased Assets. All Contracts and Commitments are valid and binding obligations of the parties thereto in accordance with their respective terms. No default or alleged default exists on the part of Seller, nor, to the Best Knowledge of Seller, on the part of any other party, under any of the Contracts and Commitments. True and complete copies of all Contracts and Commitments have been delivered to Buyer.

                 6.14 TITLE TO PURCHASED ASSETS. Seller is the sole and absolute owner of the Purchased Assets and has good title to all of the Purchased Assets, free and clear of any and all encumbrances, except as set forth in Schedule 3.2 hereof. Any property which is used in the conduct of the Business which is owned by (or in which an interest is claimed) by any other person (whether a customer, supplier, or other person) is listed on Schedule
3.2 together with copies of all related agreements. All such property is situated at Seller's place of business (the "Premises") and is in such condition that upon return to its owner, Buyer will not be liable in any amount to the owner.

                 6.15 CONDITION OF PURCHASED ASSETS. The Equipment is in good working order and repair. Each item of Equipment is situated at the Premises and is fit for its intended purpose, with no material defects.

                 6.16 SUFFICIENCY OF PURCHASED ASSETS. The Purchased Assets constitute all the property and assets, real, personal, and mixed, tangible and intangible (including, without limitation, contract rights), that are used or are useful in, or are necessary for the conduct of, the Business in accordance with present practices.

                 6.17     TAXES.

                 (a) For the purposes of this Agreement, Tax or Taxes shall mean all federal, state, county, local, and other taxes (including, without limitation, income taxes; premium taxes; single-business taxes; excise taxes; sales taxes; use taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; severance taxes; capital levy taxes; transfer taxes; stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental charges and assessments), and includes interest, additions to tax, and penalties.

                 (b) Except as provided in Schedule 6.17: Seller has filed on a timely basis all Tax returns it is required to file under federal, state, or local law and has paid or established an adequate reserve with respect to all Taxes for the periods covered by such returns. No agreements have been made by or on behalf of Seller for any waiver or for the extension of any statute





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                          of limitations governing the time of assessment or
                          collection of any Taxes. Seller and its officers have received no notice of any pending or threatened audit by the IRS or of any state or local agency related to Seller's Tax returns or Tax liability for any period, and no claim for assessment or collection of Taxes has been asserted against Seller. There are no federal, state, or local tax liens outstanding against any of Seller's assets (including, without limitation, the Purchased Assets) or the Business. The sale of the Business and the transfer of the Purchased Assets will not result in the imposition of any Tax against Buyer for the operations of the Business and use of the Purchased Assets prior to the sale of the Business and transfer of the Purchased Assets to Buyer.

                 6.18 LITIGATION. Except as set forth in Schedule 6.18, there are no claims, disputes, actions, suits, proceedings, or investigations pending or, to the Best Knowledge of the Seller, threatened against or directly affecting Seller, the Business, or the Purchased Assets.

                 6.19 COMPLIANCE WITH LAWS. At all times prior to the date hereof, Seller has complied with all laws, orders, regulations, rules, decrees, and ordinances affecting to any extent or in any manner all aspects of the Business or the Purchased Assets.

                 6.20     CUSTOMERS.

                 (a) A complete and accurate list of Seller's customers in connection with the Business and the address of each customer and the amount each customer purchased from Seller during the last fiscal year as relates to the Business is set forth in Schedule 6.20.

                 (b) Seller has no information that might reasonably indicate that any customer of Seller intends to cease purchasing from, selling to, or dealing with Seller. No information has been brought to Seller's attention that might reasonably lead Seller to believe that any customer intends to alter, in any material respect, the amount of its purchases or the extent of its dealings with Seller, or would alter in any material respect its purchases from, or dealings with Buyer in the event that the transactions contemplated by this Agreement are consummated.

                 6.21 PROGRESS PAYMENTS. Attached Schedule 6.21 contains a true and complete list and description of all security deposits, progress payments, and the like that Seller has received relating in any way to any purchase orders, leases, or other agreements that are part of the Purchased Assets.

                 6.22 NO BROKERS. Seller has not engaged, and is not responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement.





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                 6.23     NO COMMISSIONS.  With respect to the Business, no
commissions or payments of any type or kind have been made to, or are necessary to maintain the volume of business with Seller's customers or are necessary to maintain the relationships with Seller's customers or any of their respective employees.

                 6.24 INTELLECTUAL PROPERTY. Schedule 1.3 lists all Intellectual Property of the Seller that Seller directly or indirectly owns, licenses, uses, requires for use, or controls in whole or in part and all licenses and other agreements allowing Seller to use the intellectual property of third parties. Seller does not own, directly or indirectly, or use any patents, copyrights, trademarks, or service marks in the Business. None of the Seller's Intellectual Property infringes on any other person's intellectual property, and, to the Best Knowledge of the Seller, no activity of any other person infringes on any of the Intellectual Property. The Seller has been and is now conducting the Business in a manner that has not been and is not now in violation of any other person's intellectual property or proprietary rights, and the sale and transfer of the Business and the Purchased Assets will not violate any other person's intellectual property or proprietary rights.
Seller does not require a license or other proprietary right to so operate the Business and the Purchased Assets.


                   7.  BUYER'S REPRESENTATIONS AND WARRANTIES

                 Buyer represents and warrants to Seller that:

                 7.1 ORGANIZATION AND STANDING. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware, and Buyer has all the requisite power and authority (corporate and otherwise) to own its properties and to conduct its business as it is now being conducted.

                 7.2 AUTHORIZATION. Buyer has taken all necessary corporate action (a) to duly approve the execution, delivery, and performance of this Agreement, and (b) to consummate any related transactions. Buyer has duly executed and delivered this Agreement. This Agreement is a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.


                              8.  INDEMNIFICATION

                 8.1 INDEMNITY. Seller and Demyanovich hereby, jointly and severally, indemnify, and hold harmless, Buyer and its directors, officers, shareholders, employees, agents, representatives, successors, and assigns (the "Indemnitees") from and against (and pay, as and when incurred) any and all costs, losses, claims, liabilities, fines, expenses, penalties, and damages (including attorneys' fees) in connection with or resulting from:

                 8.2 All debts, liabilities, and obligations of Seller, whether accrued, absolute, contingent, known, unknown, or otherwise, except the Specified Liabilities as set forth in Schedule 3.2.





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


                 8.3 Any misrepresentation or breach of any representation or warranty or agreement of Seller contained in this Agreement or any Schedule, exhibit or certificate hereto, including the Employment Agreement referenced in
Section 4.1 above.

                 8.4 Any failure by Seller to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by the Seller under this Agreement.

                 8.5 With respect to the defense of any third party action, lawsuit, proceeding, investigation, or other claim (a "Proceeding"), against or involving an Indemnitee in which the person bringing the Proceeding seeks only the recovery of a sum of money for which indemnification is provided hereunder, at its option, Seller may appoint lead counsel for such defense; provided that in assuming control of such defense, Seller is thereby agreeing to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnitee) for all costs, losses, liabilities, etc., relating to such Proceeding and unconditionally guaranteeing the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for Indemnification.

                 8.6 The Indemnitee is entitled to participate in the defense of any Proceeding, subject to Seller right to control the conduct of the defense and settlement of the related claim (subject to Section 8.8 below), and to employ counsel of its choice for such purpose at its own expense (provided, however, that if the Indemnitee gives Seller notice of the commencement of the Proceeding in question and Seller does not assume the defense within ten days after notification, then Seller will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which Seller effectively assumes control of such defense).

                 8.7 Notwithstanding the above, Seller will not be entitled to assume control of the defense of a Proceeding, and will pay the reasonable fees and expenses of legal counsel retained by Indemnitee, if there exists an actual or potential conflict of interest which, under applicable principles of legal ethics, could prohibit a single, legal counsel from representing both Seller and the Indemnitee in such Proceeding.

                 8.8 Seller must obtain the prior written consent of the Indemnitee (which the Indemnitee will not unreasonably withhold) prior to (A) entering into any settlement of any claim or Proceeding which would require Seller to pay any amount or take or refrain from taking any other action, or
(B) ceasing to defend such claim or Proceeding.


                                  9.  EXPENSES

                 9.1 EXPENSES. Each of the parties shall pay all of the costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations, whether or not the transactions contemplated by this Agreement shall be consummated.





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                            10.  POST-CLOSING ACTION

                 10.1 SELLER'S NAME CHANGE. As soon as practicable after the Closing Date, Seller will coordinate with Buyer to change its name to a name which is not (and which is not confusingly similar to) "Mail-Away Corporation" and to release the use of the name "First Class Mail" so that Buyer can file those names as assumed names, in order to effect the intent of the parties hereto that from and after the Closing Date, Buyer will have the sole right as against the Seller to conduct business under such names.


                         11.  MISCELLANEOUS PROVISIONS

                 11.1 REPRESENTATIONS AND WARRANTIES. All representations, warranties, and agreements (including the indemnification) made by the parties pursuant to this Agreement shall survive the consummation of the transactions contemplated by this Agreement and shall be binding notwithstanding any due diligence investigation by Buyer.

                 11.2 NOTICES. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication or (b) on the business day following the day such notice or other communication is sent by overnight courier to the following:

                 if to Seller:             Mail-Away Corporation
                                           4321 Delemere Court
                                           Royal Oak, Michigan 48073-1809
                                           ATTN:  Robert P. Demyanovich
                                           Fax: (810) 549-1146

                 if to Buyer:              Lason Systems, Inc.
                                           28400 Schoolcraft Road
                                           Livonia, Michigan 48150
                                           ATTN:  Allen J. Nesbitt, President
                                           Fax:  (313) 525-4619

                 with a copy to:           Seyburn, Kahn, Ginn, Bess, Deitch & Serlin, P.C.
                                           2000 Town Center, Suite 1500
                                           Southfield, Michigan  48075
                                           ATTN:  Laurence B. Deitch
                                           Fax:  (810) 353-3727

         or to such other address or facsimile number that the parties may designate in writing.

                 11.3 ASSIGNMENT. Neither the Seller nor Buyer shall assign this Agreement, or any interest in it, without the prior written consent of the other, except that Buyer may assign any or all of its rights under this Agreement to any subsidiary without Seller's consent.





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


                 11.4 PARTIES IN INTEREST. This Agreement shall inure to the benefit of, and shall be binding on, the named parties and their respective successors and permitted assigns, but not any other person.

                 11.5 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to any choice of law or conflict provision or rule, whether of the State of Michigan (or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Michigan to be applied. In furtherance of the foregoing, the internal law of the State of Michigan will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law or analysis, the substantive law of some other jurisdiction would ordinarily apply. Further, the parties hereto agree that jurisdiction and venue shall properly lie in the Oakland County Circuit Court or in the United States District Court for the Eastern District of Michigan, Southern Division.

                 11.6 COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each counterpart were on the same instrument.

                 11.7 ENTIRE AGREEMENT. This Agreement and all related documents, schedules, exhibits, or certificates represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreement delivered pursuant to it and that is signed by the party against whom enforcement of any such amendment, supplement, or modification is sought.

         The parties have executed this Agreement on the date set forth on the first page of this Agreement.

SELLER:                                        BUYER:
MAIL-AWAY CORPORATION,                         LASON SYSTEMS, INC.,
A DELAWARE CORPORATION                         A DELAWARE CORPORATION


By:   ROBERT P. DEMYANOVICH                    By:     ALLEN J. NESBITT
   ---------------------------------------        -----------------------------
         Robert P. Demyanovich                          Allen J. Nesbitt
Its:     President                             Its:     President


ROBERT P. DEMYANOVICH
- ------------------------------------------
Robert P. Demyanovich, Individually
for purposes of agreeing to be bound
to the provisions of Articles 6 and 8 hereof





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